September 20, 2001



Mr. Robert Orlando
41 Deerfield Drive
Milton, MA 02186


Dear Bob,

It is my pleasure to offer you the position of Vice President and Chief Financial Officer at Switchboard, Incorporated ("Switchboard" or "Company") reporting to me. The Senior Management members of Switchboard with whom you have met believe your expertise will contribute significantly to Switchboard's ability to attain our goals and realize our full potential.

The following items comprise the details of the offer:

    1)   Compensation

         The base salary will be $6,538.46 biweekly or $ 170,000 annually.

    2)   Bonus Plan

         You will be eligible to participate in a Performance Bonus Plan that is targeted at an annualized rate of $70,000 at 100% achievement. Payment of this bonus will be based upon a combination of Switchboard Company performance and achievement of your individual objectives that will be discussed and defined with you during your first month of employment. Bonus payments are normally paid within 45 days of the quarter end. You must be employed for 30 days after the quarter end in order to receive that quarter's bonus payment.

    3)   First Year Guarantee

         During your first year of employment, you will be guaranteed 50% of your target bonus paid in equal quarterly installments beginning October 1, 2001. In the event of an involuntary separation during your first year of employment, you will receive your First Year Guarantee on a prorated basis as of the effective date of the termination.


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    4)   Stock

         You will be granted an option to purchase an aggregate of 160,000 shares of Common Stock of the Company in accordance with the applicable terms and conditions of Switchboard's 1999 Stock Incentive Plan. These options will be priced using the closing price on the NASDAQ Exchange on your date of hire, and they will vest 25% on the first anniversary of the date of grant and quarterly thereafter for the following three
         (3) years.

    5)   Benefits

         You will be eligible to acquire group dental, medical, disability and life insurance through the Company. Coverage for you and your dependents will commence on your first day of employment, subject to any insurers' eligibility requirements and the payment of any applicable employee contributions.

    6)   Protection in the Event of Termination

         If your employment is terminated by Switchboard for any reason, except For Cause (defined herein), Switchboard will provide you the following payments and benefits:

                * Switchboard will pay you on a biweekly basis your base salary until you have obtained other employment to a maximum of six months from the effective date of your termination or Switchboard will pay you on a biweekly basis the difference between any outside earnings (for example in the case of obtaining consulting assignments) and your Switchboard base salary for a maximum of six months from the effective date of your termination.

                * Switchboard will pay you all bonuses you have earned or that are guaranteed (on a pro-rated basis) as of the effective date of your termination.

                * Switchboard will provide up to six months of continued medical and dental insurance for you and your family from the effective date of your termination, subject to the payment of any applicable employee contributions.

                * Termination of employment for cause ("For Cause") shall mean termination by reason of (a) any act or omission involving dishonesty, gross negligence or serious misconduct, or (b) your conviction of, or the entry of a guilty plea or nolo contendere by you to any crime involving sexual harassment or any felony.

                  Termination of employment For Cause will be presented in writing, accompanied by a written statement of reasons. A process of binding arbitration will resolve disagreements.

    7)   Change in Control Provisions

         * In the event of a Change in Control, (defined under separate cover within the Stock Option Agreement Document), (a) each outstanding option to purchase shares of Common Stock of the Company held by you shall become immediately exercisable as to 50% of the then unvested shares subject to such option, with such immediate vesting applied ratably to the unvested shares.

         * One year after a Change in Control, (a) each outstanding option to purchase shares of Common Stock of the Company held by you shall become immediately exercisable as to 100% of the then unvested shares subject to such option.

         * If terminated by the Company within 12 months of a Change in Control or if your position, title, or responsibilities are materially reduced from those in effect immediately prior to a Change in Control, (a) each outstanding option to purchase shares of Common Stock of the Company held by you shall become immediately exercisable as to 100% of the then unvested shares subject to such option.

All items in this agreement pertaining to Stock Options of the Company are subject to the terms and conditions set forth in the Switchboard Incorporated 1999 Stock Incentive Plan.

    8)   Employment Status; Offer Terms

         Since Switchboard's standard policy does not provide for agreements guaranteeing employment for any specific period of time, this offer is not intended to be construed as an employment contract. Therefore, you are, and shall remain, an employee at will.

         The terms of this offer are valid for the duration of your employment subject to a 30-day notice period of cancellation by either party.


Please confirm your acceptance of this offer for employment no later than September 24, 2001, by signing this letter where indicated below, and by signing the enclosed Invention and Non-Disclosure Agreement. Please return both documents in the envelope provided at your earliest convenience. Please retain one copy of this letter for your records.

We look forward to your anticipated start date of October 1, 2001.

Sincerely,


/s/ Douglas Greenlaw
--------------------
Douglas Greenlaw
Chief Executive Officer
Switchboard, Incorporated


DG/kb








Accepted:       /s/Robert Orlando                                    10/9/01
                -----------------                                    -------
                Robert Orlando                                       Start Date